Exhibit 5.12

CONSENT OF LAWRENCE J. O’CONNOR

To:                            British Columbia Securities Commission

United States Securities and Exchange Commission

Re:                             Expert Consent for Short Form Prospectus

I refer to the report entitled “Technical Report, La Bolsa Project, Pre-Feasibility Study” dated January 10, 2011 (the “Report”) as referenced in Minefinders Corporation Ltd.’s annual information form dated February 22, 2012 and documents incorporated by reference therein, which is incorporated by reference in the short form base shelf prospectus of Pan American Silver Corp. (the “Corporation”) dated April 5th, 2012 (including the documents incorporated by reference therein the “Prospectus”) and in the registration statement on Form F-10 of the Corporation, dated April 5th, 2012 and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933 (as amended, including the documents incorporated by reference therein, the “Registration Statement”).

This letter is being filed as my consent to the use of my name and the Report in the Prospectus and the Registration Statement.

I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations that are derived from the Report referred to above or that are within my knowledge as a result of the work I performed in connection with such Report.

Dated this 5th day of April, 2012.

/s/ Lawrence J. O’Connor
Lawrence J. O’Connor